Exhibit 99.1

Boise Inc.
1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: October 16, 2012

Media Contact	Investor Relations Contact
Karen Blanchard	Greg Jones
208 891 7683	208 384 7141

Boise Inc. ceases uncoated freesheet production at St. Helens mill

BOISE, Idaho - Boise Inc. (NYSE: BZ) announced today it will permanently cease production on the company's one remaining paper machine (H2) at its St. Helens, Oregon, paper mill. The decision will reduce Boise's annual uncoated freesheet capacity by almost 60,000 tons and result in a loss of approximately 100 jobs, primarily at the mill.

"This is a difficult but necessary decision to focus our efforts and resources on the products and machines elsewhere in our system that drive the financial performance and cash flow of our paper operations," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Despite the dedication and hard work of our employees, we have concluded the machine cannot compete in the marketplace over the long-term. We thank all of our employees, customers, suppliers, and the community who have supported this operation over so many years. We will work closely with our customers and suppliers to ensure a smooth transition."

The company expects to stop production on the machine by December 31, 2012. Eligible salaried employees will be offered severance packages and outplacement assistance. Negotiations will be scheduled with the Association of Western Pulp and Paper Workers Union (AWPPW) Local 1 to determine the effect for union employees.

In third quarter 2012, we recognized approximately $31 million of pretax costs related to ceasing operations at the mill. This includes approximately $7 million of employee-related and other costs, most of which we expect to pay in early 2013; approximately $10 million of cash costs for future site remediation, which the company expects to pay out over a longer term; and approximately $14 million in noncash charges related primarily to the impairment of property, plant, and equipment.

With this announcement, the only operating paper machine at the St. Helens mill is owned by Cascades Tissue Group. Boise continues to explore alternatives for the inactive portions of the mill site.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. This release includes our beliefs and expectations about the timing and financial effect of the shutdown of the #2 paper machine in St. Helens. Our views are shaped by currently available business, economic, technical, and financial information. Actual results could vary materially depending on risks and uncertainties associated with the shutdown. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.